Exhibit 5.1

September 19, 2025
NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112

Re:	Offering of up to 10,000,000 Common Shares of NioCorp Developments Ltd.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), in connection with the offer and sale (the “Offering”) by the Company of up to 10,000,000 common shares in the capital of the Company (the “Offered Shares”), pursuant to the Company’s shelf registration statement on Form S-3, filed on June 13, 2024 under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective by the Securities and Exchange Commission (the “Commission”) on June 27, 2024 (Registration No. 333-280176) (the “Registration Statement”), the base prospectus, dated June 27, 2024, included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement related to the Offered Shares filed by the Company with the Commission on September 18, 2025 pursuant to Rule 424(b)(5) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”).

The Offering is being made pursuant to the terms of a placement agency agreement dated September 17, 2025 (the “Placement Agency Agreement”) by and between the Company and Maxim Group LLC, as the placement agent.

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto) and the Prospectus. We have also examined and considered originally executed copies, certified copies, photostatic copies and/or electronically transmitted copies of each of the following documents (collectively, the “Documents”):

(a)	the Company’s articles and notice of articles;
(b)	a certificate of good standing dated September 18, 2025 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company (the “Certificate of Good Standing”);
(c)	the Placement Agency Agreement;
(d)	the form of certificate representing the Offered Shares; and
(e)	such other documents, statutes, regulations, and public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In giving this opinion, we have assumed:

(a)	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents;
(b)	that the covenants, acknowledgements, representations and warranties of each of the parties to the Documents are true and accurate in all material respects;
(c)	to the extent a party to any of the Documents has executed or delivered each of the Documents to which it is a party outside the Province of British Columbia, such party has done so in compliance with the formal requirements of the laws of the jurisdiction in which such document has been executed; and
(d)	that each of the parties (other than the Company) executing any of the Documents has, to the extent applicable, duly and validly executed and delivered each of the Documents to which such party is a signatory and such parties had the capacity to do so and to perform their obligations thereunder, and such Documents or agreements constitute legal, valid and binding obligations of all parties thereto and are enforceable in accordance with their respective terms against all parties thereto; and

The opinions expressed herein are limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

In giving the opinion in paragraph 1 we have relied solely upon the Certificate of Good Standing.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	The Company is incorporated and validly existing as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation.
2.	The Offered Shares to be issued and sold by the Company have been duly authorized by the Company and, when the Offered Shares are issued and paid for in accordance with the terms of the Placement Agency Agreement, the Offered Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Prospectus for incorporation by reference into the Registration Statement.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP